EXHIBIT M-2

[WOO YUN KANG JEONG & HAN LETTERHEAD]

June 21, 2005

The Korea Development Bank
16-3, Youido-dong
Youngdeungpo-gu, Seoul
Republic of Korea

RE:    THE KOREA DEVELOPMENT BANK: REGISTRATION STATEMENT UNDER
SCHEDULE B OF THE SECURITIES ACT OF 1933, AS AMENDED

Ladies and Gentlemen:

     We have acted as Korean legal counsel for The Korea Development Bank (“KDB”), a governmental financial institution established pursuant to The Korea Development Bank Act of 1953, as amended, in the Republic of Korea (the “Republic”), in connection with the filing by KDB of KDB’s registration statement (No. 333-111608) (the “Registration Statement”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) relating to the offering, from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of KDB’s debt securities consisting of its debentures, notes and/or other evidence of indebtedness of US$3,000,000,000 (or the equivalent in any other currency) in aggregate principal amount (collectively the “Debt Securities”). The Debt Securities may be issued in one or more series in accordance with the provisions of a fiscal agency agreement, as amended (the “Fiscal Agency Agreement”) dated as of February 15, 1991 between KDB and The Bank of New York, N.A., as fiscal agent (the “Fiscal Agent”).

     In connection with providing legal opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable.

     In such examination, we have assumed the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, accuracy and up-to-datedness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions set forth herein, which we did not independently establish or verify, we have relied upon statements and representations of officials and other representatives of KDB. We have also assumed, in relation to the documents, that other than by or in relation to KDB, each of the documents is within the capacity and powers of, and have been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof. We have further assumed that where a document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen.

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

(a)	KDB is a statutory juridical entity duly established under the Korea Development Bank Act of 1953, as amended, and validly existing under the laws of the Republic, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by KDB;

(c)	The statements in the Prospectus concerning matters of Korean law are accurate and up-to-date as of the date hereof; and

(d)	When the Debt Securities of any particular series are duly authorized by all necessary actions by KDB and executed by KDB, duly authenticated by the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement, delivered to and paid for by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of KDB, entitled to the benefits provided by the Fiscal Agency Agreement and enforceable in accordance with their terms.

     The opinions set forth above are subject to the following qualifications: (a) enforcement may be limited by bankruptcy, insolvency, compulsory composition, liquidation, reorganization, work-out proceedings and other laws of general application relating to or affecting the right of creditors; (b) enforcement may also be limited or affected by the general principle of good morals and other social order and the general principle of good faith, equity and fairness provided for in the Civil Code of Korea; (c) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, wilful misconduct, malfeasance or gross negligence; (d) the Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; and (e) the opinions expressed above are given as of the date hereof, and no obligation is undertaken to advise you of any changes in any matters set forth herein after the date hereof.

     We are attorneys licensed to practice law in the Republic and we do not purport to be experts on the laws of any jurisdiction other than the laws of the Republic. Accordingly, the opinions expressed above are limited to the laws of the Republic.

     This opinion letter is provided only for the benefit of KDB and its respective legal advisors (including United States counsel to KDB in connection with the issue and sale of the Debt Securities) and, except with our express consent, is not to be transmitted to, nor is it to be relied upon by, any other person or for any purpose. This opinion letter is strictly limited to the matters addressed herein and may not to be read as extending by implication to any matters not specifically referred to herein.

     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement filed by KDB with the SEC. In giving this consent, we do not hereby claim or otherwise acknowledge or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,
/s/ WOO YUN KANG JEONG HAN
WOO YUN KANG JEONG HAN